Exhibit 4.8

FORM OF

OMNIBUS ACKNOWLEDGMENT AND AGREEMENT WITH RESPECT TO

POTENTIAL INITIAL PUBLIC OFFERING

This Omnibus Acknowledgment and Agreement (this “Acknowledgment”) is made as of April 18, 2013, by and among Receptos, Inc., a Delaware corporation (the “Company”), and the stockholders of the Company tendering signature pages hereto with respect to the anticipated first underwritten public offering of the Company’s common stock (“Common Stock”) under the Securities Act of 1933, as amended (the “IPO”):

This Acknowledgment is made with reference to the following:

A.                                    Defined terms used herein but not otherwise defined shall have their respective meanings as set forth in the Company’s Amended and Restated Certificate of Incorporation, as amended to date (the “Certificate of Incorporation”).

B.                                    The Company and the stockholders of the Company tendering signature pages hereto are parties to the following agreements: (i) that certain Third Amended and Restated Right of First Refusal and Co-Sale Agreement, made and entered into as of February 3, 2012, by and among the Company, the Investors (as defined therein) and the Key Holders (as defined therein), as amended to date (the “ROFR Agreement”); (ii) that certain Third Amended and Restated Investors’ Rights Agreement, made and entered into as of February 3, 2012, by and among the Company and the Investors (as defined therein), as amended to date (the “Investors’ Rights Agreement”); and (iii) that certain Third Amended and Restated Voting Agreement, made and entered into as of February 3, 2012, by and among the Company and the Stockholders (as defined therein), as amended to date (the “Voting Agreement”).

C.                                    The stockholders of the Company tendering signature pages hereto include the following: (i) the (x) Key Holders holding more than 50% of the Transfer Stock held by all Key Holders and (y) holders of at least 60% of the outstanding shares of the Series A Preferred Stock and Series B Preferred Stock held by the Investors (as such terms are defined in the ROFR Agreement for purposes of this clause (i)); (ii) the holders of at least 60% of the outstanding shares of the Series A Preferred Stock and Series B Preferred Stock (as such terms are defined in the Investors’ Rights Agreement for purposes of this clause (ii)); (iii) a Required Majority (as such term is defined in the Certificate of Incorporation for purposes of this clause (iii)); (iv) holders of at least a majority of the outstanding shares of the Series A Preferred Stock; and (v) holders of at least a majority of the outstanding shares of the Series B Preferred Stock.

D.                                    In connection with the IPO, the Company’s Board of Directors (the “Board”) intends to form a Pricing Committee of the Board (the “Pricing Committee”) in order to, among other things, determine the number of shares of Common Stock that will be offered pursuant to the IPO and the price per share of such Common Stock.

E.                                     Section 5.1.1, clause (b) of the Certificate of Incorporation provides that a Required Majority can determine when all outstanding shares of Series Preferred shall be automatically converted into shares of Common Stock (i.e., the Mandatory Conversion Time).

F.                                      Section 3.3.11 of the Certificate of Incorporation provides that the Company shall not, without the written consent of the Required Majority, undertake any public offering of the Common Stock registered under the Securities Act of 1933, as amended, excluding any registration for a Qualified IPO.

G.                                    Section 4.4.2 of the Certificate of Incorporation provides that (i) no adjustment of the Series A Conversion Price shall be made as the result of the issuance of Additional Shares of Common Stock if the Company receives written notice from the holders of at least a majority of the then outstanding Series A Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance of such Additional Shares of Common Stock and (ii) no adjustment of the Series B Conversion Price shall be made as the result of the issuance of Additional Shares of Common Stock if the Company receives written notice from the holders of at least a majority of the then outstanding Series B Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance of such Additional Shares of Common Stock.

H.                                   The undersigned stockholders desire to acknowledge and agree that, upon approval of the terms of the IPO (including as to the number of shares offered and the price per share) by the Pricing Committee or the Board, so long as at least three (3) of the Series Preferred Directors (with the Series Preferred Directors stipulated, for purposes of this Acknowledgement, to be Kristina Burow, Doug Cole, Amir Nashat, Bill Rastetter and Ed Torres) concur in such approval of the Pricing Committee or the Board: (i) the closing of the sale of shares in the IPO shall be the Mandatory Conversion Time as contemplated by Section 5.1.1, clause (b) of the Certificate of Incorporation; (ii) written consent is hereby provided for the Company to undertake such public offering of Common Stock pursuant to Section 3.3.11 of the Certificate of Incorporation; (iii) written waiver is hereby provided with respect to the right of first offer contemplated by Section 4 of the Investors’ Rights Agreement, such that the IPO will be exempt from the provisions of such Section 4; and (iv) written notice is hereby provided that no adjustment of the Series A Conversion Price or Series B Conversion Price shall be made as the result of the issuance of Additional Shares of Common Stock pursuant to the IPO.

I.                                        The parties desire to acknowledge and agree that, upon the closing of the sale of shares in the IPO: (i) the ROFR Agreement shall be terminated, except Section 5 of the ROFR Agreement (i.e., the lock-up provisions); and (ii) the right of first offer contemplated by Section 4 of the Investors’ Rights Agreement (i.e., the right of first offer for Major Investors, as defined in and provided by the Investors’ Rights Agreement) shall be terminated.

NOW, THEREFORE, the parties acknowledge and agree as follows:

1.                                      Mandatory Conversion Time.  Subject to approval of the terms of the IPO (including as to the number of shares offered and the price per share) by the Pricing Committee or the Board, so long as at least three (3) of the Series Preferred Directors concur in such approval of the Pricing Committee or the Board, the undersigned stockholders, representing a Required Majority, hereby agree that the closing of the sale of shares in the IPO shall be the Mandatory Conversion Time as contemplated by Section 5.1.1, clause (b) of the Certificate of Incorporation.  [Note:  the Series Preferred Directors are stipulated, for purposes of this Acknowledgement, to be Kristina Burow, Doug Cole, Amir Nashat, Bill Rastetter and Ed Torres.]

2.                                      Consent to Undertake Public Offering.  Subject to approval of the terms of the IPO (including as to the number of shares offered and the price per share) by the Pricing Committee or the Board, so long as at least three (3) of the Series Preferred Directors concur in such approval of the Pricing Committee or the Board, the undersigned stockholders, representing a Required Majority, hereby provide their written consent for the Company to undertake such public offering of Common Stock pursuant to Section 3.3.11 of the Certificate of Incorporation.

3.                                      Waiver of Anti-Dilution Provisions.  Subject to approval of the terms of the IPO (including as to the number of shares offered and the price per share) by the Pricing Committee or the Board, so long as at least three (3) of the Series Preferred Directors concur in such approval of the Pricing Committee or the Board, the undersigned stockholders, representing holders of at least a majority of the outstanding shares of the Series A Preferred Stock and at least a majority of the outstanding shares of the Series B Preferred Stock, hereby provide the Company with written notice that no adjustment of the Series A Conversion Price or Series B Conversion Price shall be made as the result of the issuance of Additional Shares of Common Stock pursuant to the IPO.

4.                                      Waiver of Right of First Offer.  The undersigned stockholders hereby agree to the waiver of the right of first offer contemplated by Section 4 of the Investors’ Rights Agreement, such that the IPO will not trigger (and shall be exempt from) such rights.  Such waiver applies to all Investors (as such term is defined in the Investors’ Rights Agreement), including without limitation all Major Investors.

5.                                      Termination of ROFR Agreement.  Effective upon the closing of the sale of shares in the IPO, the ROFR Agreement shall be automatically terminated and of no further force or effect; provided, however, Section 5 of the ROFR Agreement (i.e., the lock-up provisions) and all applicable provisions required to enforce such Section 5 shall survive such termination (but only to the extent related to such specific purpose).

6.                                      Termination of Right of First Offer.  Effective upon the closing of the sale of shares in the IPO, Section 4 of the Investors’ Rights Agreement (i.e., the right of first offer for Major Investors) shall be terminated and of no further force or effect.

7.                                      Acknowledgment of Termination of Certain Covenants.  The parties acknowledge and agree that, in connection with the closing of the sale of shares in the IPO: (i) the Voting Agreement will automatically terminate in accordance with its terms; and (ii) Section 3.1 (Delivery of Financial Statements), Section 3.2 (Inspection), Section 3.3 (Observer Rights) and Section 5 (Additional Covenants) of the Investors’ Rights Agreement will automatically terminate in accordance with the terms of the Investors’ Rights Agreement.

8.                                      Qualified IPO.  Without limiting anything herein, subject to approval of the terms of the IPO (including as to the number of shares offered and the price per share) by the Pricing Committee or the Board, so long as at least three (3) of the Series Preferred Directors concur in such approval of the Pricing Committee or the Board, the parties acknowledge and agree that the IPO shall be deemed to be a Qualified IPO (as such term is defined in the Certificate of Incorporation) for all purposes under the Certificate of Incorporation, the ROFR Agreement, the Investors’ Rights Agreement and the Voting Agreement, and any and all waivers, modifications, effects and consequences resulting therefrom are hereby ratified, confirmed and approved.

9.                                      Automatic Nullification of this Acknowledgment.  If an IPO is not consummated on or before December 31, 2013, this Acknowledgment shall be deemed to be void ab initio.

10.                               Miscellaneous; Transaction Agreements.  Except as otherwise expressly provided herein, the ROFR Agreement, the Investors’ Rights Agreement and the Voting Agreement are unaffected hereby and remain in full force and effect in accordance with their respective terms.

11.                               Counterparts; Facsimile.  This Acknowledgment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Acknowledgment may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Omnibus Acknowledgment and Agreement as of the date first written above.

RECEPTOS, INC.

By:	/s/ Faheem Hasnain
Name:	Faheem Hasnain
Title:	Chief Executive Officer

Address:	10835 Road to the Cure, #205
San Diego, CA 92121

SIGNATURE PAGE TO

OMNIBUS ACKNOWLEDGMENT AND AGREEMENT WITH RESPECT TO POTENTIAL INITIAL PUBLIC OFFERING

April 18, 2013

The undersigned hereby executes and delivers the Omnibus Acknowledgment and Agreement to which this Signature Page is attached, which, together with all counterparts thereto and Signature Pages of the other parties with respect thereto, shall constitute one and the same document in accordance with the terms of such document.

STOCKHOLDER:

By:
Name:
Title: